Exhibit 10.24
QUALTRICS INTERNATIONAL INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN
Section 1.Purpose. The purpose of the Plan is to ensure stability within the Company, during a period of uncertainty resulting from the possibility of a Change in Control of the Company, by providing incentives for certain designated executives to remain in the employ of the Company. The Plan is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto. Capitalized words not otherwise defined in the text of this Plan have the meanings set forth in Section 2 below.
Section 2.Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below:
“Accounting Firm” shall have the meaning set forth in Section 13(i)(1).
“Affiliate” means (i) any entity that, directly or indirectly, controls or is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, and (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.
“After Tax Amount” shall have the meaning set forth in Section 13(i)(1).
“Aggregate Payments” shall have the meaning set forth in Section 13(i)(2).
“Benefit Continuation Period” shall mean, with respect to an Eligible Executive, twelve (12) months.
“Board” shall mean the Company’s Board of Directors, as constituted from time to time.
“Cause” shall have the definition set forth in an Eligible Executive’s individual employment agreement or offer letter, or in the absence of such an agreement shall mean: (a) participation in any act of fraud, embezzlement or dishonesty against the Company, or any of their respective subsidiaries or affiliates; (b) a conviction of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude; (c) the Eligible Executive’s gross negligence or willful misconduct in the performance of his duties, or his willful material failure to perform (other than by reason of Disability); (d) the Eligible Executive’s material failure to comply with a material policy of the Company; (e) the Eligible Executive’s willful failure to reasonably cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate; (f) the Eligible Executive’s willful, unauthorized disclosure of confidential information of the Company to a third-party; or (g) breach by the Eligible Executive of any material provision contained in an employment agreement (or any exhibits thereto) or any other agreement between the Eligible Executive and the Company.
Except for a failure, breach or refusal that, by its nature, cannot reasonably be expected to be cured, the Eligible Executive shall have twenty (20) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided, that if the Company reasonably expects irreparable injury from a delay of twenty (20) business days, the Company may give the Eligible Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Eligible Executive’s employment without notice and with immediate effect. Any determination of Cause for purposes of the Plan shall be made by the Committee in its sole discretion and any such determination shall be final and binding on an Eligible Executive.
“Change in Control” shall have the same meaning as the term “Sale Event” as set forth in the 2021 Qualtrics International Inc. Employee Omnibus Equity Plan.
“Change in Control Date” shall mean the date on which a Change in Control is consummated.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any applicable rulings and regulations promulgated thereunder.
“Committee” shall mean the Compensation Committee of the Board, as designated from time to time by the Board to administer the Plan.
“Company” shall mean Qualtrics International Inc., a Delaware corporation, and any successor thereto and its Affiliates and Subsidiaries.
“Date of Termination” shall mean, with respect to an Eligible Executive, the date on which such Eligible Executive incurs a Separation from Service.
“Delayed Payment Amount” shall have the meaning set forth in Section 5(b).
“Disabled” shall mean, with respect to an Eligible Executive, the time such Eligible Executive becomes eligible for disability benefits pursuant to the rules and regulations of the Social Security Administration. With respect to Awards subject to Section 409A unless otherwise defined in the applicable Award Agreement, the term “Disability” shall have the meaning set forth in Section 409A.
“Effective Date” shall mean _________, 2021.
“Eligible Executive” shall have the meaning set forth in Section 3.
“Good Reason” shall have the definition set forth in an Eligible Executive’s individual employment agreement or offer letter, or in the absence of such an agreement: (i) a material adverse change in the Eligible Executive’s position, authority, duties or responsibilities following a Change in Control as compared to such level immediately prior to a Change in Control, (ii) any material reduction in an Eligible Executive’s Salary or percentage annual target bonus opportunity; or (iii) the Company requiring the Eligible Executive to relocate from the office of the Company or such Affiliate where the Eligible Executive is principally employed immediately prior to the date of a Change in Control to a location that is more than fifty (50) miles from such office of the Company or such Affiliate. In each case of clause (i) or (ii), only if: (x) the Eligible Executive provides written notice to the Company of the existence of the applicable condition described in such clause within ninety (90) days of the initial existence of the condition, (y) the Company fails to remedy the condition within sixty (60) days after the Company receives such written notice, and (z) within the thirty (30) day period immediately following the lapse of such sixty (60) day period, the Eligible Executive elects to terminate his or her employment.
“Plan” shall mean this Qualtrics International Inc. Executive Change in Control Severance Plan, as amended from time to time.
“Potential Change in Control” shall mean the earliest to occur of (a) the execution of an agreement or letter of intent, the consummation of the transaction contemplated therein would result in a Change in Control, or (b) the approval by the Board of a transaction or series of transactions, the consummation of which would result in a Change in Control; provided, that no such event shall be a “Potential Change in Control” unless (i) in the case of any agreement or letter of intent described in clause (a), the transaction described therein is subsequently consummated by the Company and the other party or parties to such agreement or letter of intent and thereupon constitutes a “Change in Control,” or (ii) in the case of any Board-approved transaction described in clause (b), the transaction so approved is subsequently consummated and thereupon constitutes a “Change in Control.”
“Potential Change in Control Date” shall mean the date on which a Potential Change in Control occurs.
“Protection Period” shall mean the period commencing on the Change in Control Date and ending on the last day of the month in which the second anniversary of the Change in Control Date occurs.

“Salary” shall mean the higher of an Eligible Executive’s annual base salary immediately prior to (i) such Eligible Executive’s Date of Termination, or (ii) the Change in Control Date.
“Section 409A” shall mean Section 409A of the Code and the applicable rulings and regulations promulgated thereunder.
“Section 409A Compliance” shall have the meaning set forth in Section 13(h).
“Separation from Service” shall mean a “separation from service” from the Company as defined in the applicable Treasury regulations for purposes of Section 409A.
“Service” shall mean employment with the Company, including prior employment with any predecessor employer that was acquired by or merged into the Company. Service for purposes of calculating Severance shall be measured as of an Eligible Executive’s Date of Termination.
“Severance” shall have the meaning set forth in Section 4.
“Specified Employee” shall mean a specified employee within the meaning of Section 409A(a)(2)(b)(i) of the Code.
“Subsidiary” means any Person (other than the Company) of which 50% or more of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.
“Tax Authority” shall mean the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency.
“Transition Period” shall mean the following period for an Eligible Executive who incurs a Separation from Service Without Cause or who resigns for Good Reason during the Protection Period, ninety (90) calendar days from the Date of Termination.
“Without Cause” shall mean, with respect to an Eligible Executive, any termination by the Company of such Eligible Executive’s employment other than for Cause, death or as a result of being Disabled.
Section 3.Eligibility. An executive of the Company is eligible to participate in the Plan (an “Eligible Executive”) if, immediately prior to the Date of Termination, such executive is designated on Exhibit A. If an Eligible Executive voluntarily retires or resigns without Good Reason, is terminated by the Company for Cause, dies or becomes Disabled, such individual shall no longer be eligible to participate in the Plan and shall forfeit any right to receive Severance or any other benefits hereunder.
Section 4.Severance. An Eligible Executive who incurs a Separation from Service Without Cause or who resigns for Good Reason during the Protection Period, shall be entitled to receive severance (“Severance”) in an amount calculated as follows:
(i)One (1) times the Eligible Executive’s Salary;
(ii)One (1) times the Eligible Executive’s target bonus for the calendar year in which the Eligible Executive’s Date of Termination occurs; and
(iii)Accelerated vesting of all outstanding equity-based compensation awards of the Company held by the Eligible Executive as of the Date of Termination.
The Eligible Executive’s receipt of Severance shall be subject to the execution and non-revocation of a separation agreement and release of claims (containing the Company’s standard restrictive covenants / incorporating any restrictive covenants from the Executive’s employment agreement), and the separation agreement and release of claims becoming non-revocable.
Section 5.Timing of Payment of Severance.
(a)General. The cash portion of any Severance payable to an Eligible Executive hereunder shall be paid in a single lump sum payment in accordance with the Company’s normal payroll practices and procedures, unless otherwise required by law, but in no event later than sixty (60) days following the Eligible Executive’s Date of Termination (subject to Section 5(b) below).
(b)Section 409A Compliance. Notwithstanding anything in the Plan to the contrary, if at the time of the Eligible Executive’s Date of Termination, the Eligible Executive is a Specified Employee, then, solely to the extent necessary for Section 409A Compliance, any amounts payable to the Eligible Executive pursuant to Section 4 that exceed the limit specified in §1.409A-1(b)(9)(iii)(A) of the Treasury regulations under Section 409A during the period beginning on the Eligible Executive’s Date of Termination and ending on the six (6) month anniversary of such date (the “Delayed Payment Amount”) shall be delayed and not paid to the Eligible Executive until the first business day following such sixth-month anniversary date, at which time such delayed amounts shall be paid to the Eligible Executive in a single lump sum on the next regular payroll date following such anniversary, but in no event later than thirty (30) days following such date.
Section 6.Continued Health Insurance Benefits. If the Eligible Executive is eligible for, and elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents (as applicable) under a health, dental, or vision plan sponsored by the Company, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive, as and when due to the COBRA carrier, for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination of employment) until the earliest to occur of (A) the termination of the Benefit Continuation Period, (B) the date upon which Eligible Executive becomes eligible for coverage under a health, dental, or vision insurance plan of a subsequent employer, and (C) the date Eligible Executive or his or her dependents cease to be eligible for COBRA coverage. These payments will be subject to any applicable tax withholdings (including tax withholdings necessary to ensure that the provision of this benefit is not deemed a discriminatory practice giving rise to penalties to the Company under applicable laws) and will be counted as coverage pursuant to COBRA to the maximum extent permitted under applicable law. An Eligible Executive is required to notify the Company immediately if the Eligible Executive obtains group medical and dental care plan coverage from a subsequent employer. After the end of the Benefit Continuation Period, an Eligible Executive may elect to extend such participation in the Company’s group health and/or dental care plans at the Eligible Executive’s own cost to the extent permitted under COBRA.
Section 7.Administration.
(a)The Plan shall be interpreted, administered and operated by the Committee, which shall have complete authority, in its sole and exclusive discretion subject to the express provisions of the Plan, to determine who shall be eligible for Severance, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other legal and factual determinations necessary or advisable for the administration of the Plan.
(b)All questions of any nature whatsoever arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the Committee in an equitable and fair manner. Any such settlement and determination shall be final and conclusive and shall bind and may be relied upon by the Company, each of the Eligible Executives and all other parties in interest.
(c)The Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

(d)The Committee is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Committee shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.
Section 8.Effect of Subsequent Corporate Transactions. No Severance or other benefits shall be payable under the Plan solely because an Eligible Executive incurs a Separation from Service as a direct result of a sale of a subsidiary, division or other operating assets of the Company, provided that the purchaser thereof is contractually obligated to maintain for the balance of the Protection Period a severance plan that provides Severance and outplacement assistance to such Eligible Executive on terms that are no less favorable than those set forth in the Plan.
Section 9.Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.
Section 10.Severability. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provision had not been included.
Section 11.Correspondence with Committee. All notices or other communications to the Committee shall be in writing and shall be given by hand delivery, or by registered or certified mail addressed as follows:
Qualtrics International Inc.
333 West River Park Drive
Provo, Utah 84604
Attention: General Counsel
Section 12.Agent for Service of Process. The Company’s General Counsel shall be the designated agent of the Plan for service of process.
Section 13.Miscellaneous.
(a)Funding. The Plan shall not be funded through any trust, insurance contract or other funding vehicle. All payments under the Plan shall be made from the general assets of the Company. No Eligible Executive who becomes eligible to receive Severance under the Plan shall have a claim against any specific assets of the Company, and such Eligible Executive shall only be a general unsecured creditor of the Company.
(b)No Implied Employment Contract. The Plan shall not be deemed to give any person (whether or not an Eligible Executive) any right to be retained in the employ of the Company, nor any right to interfere with the right of the Company to discharge any employee (whether or not an Eligible Executive) at any time and for any reason, which right is hereby reserved.
(c)Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Eligible Executive under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Executive under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Executive. When a payment is due under the Plan to an Eligible Executive who is unable to care for his affairs, payment may be made directly to his legal guardian or personal representative.

(d)Withholding. The Company shall withhold any applicable federal, state or local income and employment taxes and other authorized deductions from all payments made under the Plan.
(e)Cooperation. An Eligible Executive shall, for a period of two (2) years after termination of his or her employment, upon request from the Company, cooperate with the Company or any of its subsidiaries in the defense of any claims or actions that may be made by or against the Company or any of its subsidiaries that affect the Eligible Executive’s prior areas of responsibility, except if the Eligible Executive’s reasonable interests are adverse to the Company or any of its subsidiaries in such claim or action. The Company agrees to promptly reimburse the Eligible Executive for all of his or her reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Eligible Executive’s obligations under this Section 13(e).
(f)Prior Agreements and Understandings. As of the Effective Date, the Plan shall supersede and replace any written or oral plan, agreement and understanding concerning an Eligible Executive’s right to receive severance or similar payments from the Company in connection with a Change in Control. The Eligible Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter, individual agreement or otherwise in the event of a Change in Control, and in no event shall the Eligible Executive be entitled to payments or benefits pursuant to both an individual agreement and this Plan.
(g)Amendment and Termination. Prior to a Change in Control, the Board may amend or terminate the Plan at any time and for any reason; provided that such amendment or termination shall be effective only if the amendment or termination occurs prior to a Potential Change in Control Date. Following the Change in Control Date or Potential Change in Control Date, the Plan shall not be terminated and shall not be amended to reduce any benefit or to make any condition more restrictive as it applies to any Eligible Executive for a period ending on the later to occur of: (i) the last day of the month in which the second anniversary of the Change in Control Date occurs, and (ii) the date that all benefits due to each Eligible Executive under the Plan have been paid. Unless previously terminated pursuant to this Section 13(g), within the ninety (90)-day period immediately prior to the third anniversary of the Effective Date, the Board shall reconsider the terms of this Plan in light of then-current market practices.
(h)Section 409A. The Plan is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto and shall be interpreted and administered consistent with such intent. If, in the good faith judgment of the Committee, any provision of the Plan could cause any person to be subject to adverse or unintended tax consequences under Section 409A, such provision shall be modified by the Committee in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A (“Section 409A Compliance”), and, notwithstanding any provision herein to the contrary, the Committee shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure Section 409A Compliance. Any determination by the Committee under this Section 13(h) shall be final, conclusive and binding on all persons.
(i)Additional Limitation.
(1)Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Eligible Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero (0)) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Eligible Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Eligible Executive receiving a higher After Tax Amount (as defined below) than the Eligible Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A; (2) cash payments subject to Section 409A; (3) equity-based payments and acceleration; and (4) non-

cash forms of benefits; provided that, in the case of all the foregoing Aggregate Payments, all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(2)For purposes of this Section 13(i), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state and local income, excise and employment taxes imposed on the Executive as a result of the Eligible Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Eligible Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
The determination as to whether a reduction in the Aggregate Payments shall be made hereunder shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Eligible Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Eligible Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Eligible Executive.

Exhibit A [Omitted pursuant to Item 601(a)(5) of Regulation S-K]